       As filed with the Securities and Exchange Commission on November 21, 2001

                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ______________________

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
 (including registration of shares for resale pursuant to a Form S-3 prospectus)
                             ______________________


                                 AVENUE A, INC.
             (Exact name of registrant as specified in its charter)

                          Washington                                                      91-1819567
(State of other jurisdiction of incorporation or organization)               (I.R.S. Employer Identification No.)

                         506 Second Avenue, 9/th/ Floor
                            Seattle, Washington 98104
                                 (206) 816-8800
(Address of principal executive offices, including zip code and telephone number)

         AVENUE A, INC. RESTATED 1998 STOCK INCENTIVE COMPENSATION PLAN

                            (Full title of the plans)

                               BRIAN P. McANDREWS
                      President and Chief Executive Officer
                                 Avenue A, Inc.
                         506 Second Avenue, 9/th/ Floor
                            Seattle, Washington 98104
                                 (206) 816-8800
 (Name, address and telephone number, including area code, of agent for service)
                             ______________________


                                    Copy to:

                                 DAVID F. McSHEA
                                PATRICK J. DEVINE
                                Perkins Coie LLP
                         1201 Third Avenue, 48/th/ Floor
                         Seattle, Washington 98101-3099

                             ______________________

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                             Proposed Maximum       Proposed Maximum
   Title of Securities to be Registered     Amount to Be      Offering Price       Aggregate Offering      Amount of
                                             Registered        Per Share (1)           Price (1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share, issued pursuant to the:
-----------------------------------------------------------------------------------------------------------------------
   Avenue A, Inc. Restated 1998
   Stock Incentive Compensation Plan....       1,808,728          $1.20               $2,170,474             $545
                                                                                                             -
-----------------------------------------------------------------------------------------------------------------------
     TOTAL..............................       1,808,728          $1.20               $2,170,474             $545
                                                                                                             -
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price has been based upon the average of the high and low selling prices of the common stock on November 16, 2001, as reported on the Nasdaq National Market.

                                EXPLANATORY NOTE

     This registration statement relates to the reoffer and resale of 1,808,728 shares of common stock previously issued under our Restated 1998 Stock Incentive Compensation Plan. The prospectus filed as Part I of this registration statement has been prepared in accordance with Part I of Form S-3 (as directed in Form S-8).

                                   PROSPECTUS

                                1,808,728 Shares

                                 AVENUE A, INC.

                               ------------------

                                  Common Stock

                               ------------------

     This prospectus relates to 1,808,728 shares of the common stock of Avenue A, Inc., which may be offered from time to time by selling shareholders identified on page 14 of this prospectus. The selling shareholders may offer for sale or sell the shares in varying amounts and at prices and on terms to be determined at the time of sale. For general information about the distribution of the shares offered, please see "Plan of Distribution" beginning at page 16 of this prospectus. We will receive no part of the proceeds from sales of the shares. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration and offering and not borne by the selling shareholders will be borne by us. The shares were acquired by the selling shareholders under our Restated 1998 Stock Incentive Compensation Plan.

     Our common stock is traded on the Nasdaq National Market under the symbol AVEA. On November 20, 2001, the last sales price of the common stock, as reported on the Nasdaq National Market, was $1.35 per share.

     Our business involves significant risks. See "Risk Factors" beginning at page 2 for a discussion of some factors you should consider before buying shares of our common stock.

                             -----------------------

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

                The date of this prospectus is November 21, 2001

                                TABLE OF CONTENTS

OUR COMPANY .............................................................     1

RISK FACTORS ............................................................     2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .......................    13

USE OF PROCEEDS .........................................................    13

SELLING SHAREHOLDERS ....................................................    14

PLAN OF DISTRIBUTION ....................................................    16

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT
  LIABILITIES ...........................................................    17

LEGAL MATTERS ...........................................................    18

EXPERTS .................................................................    18

WHERE YOU CAN FIND MORE INFORMATION .....................................    18

INFORMATION INCORPORATED BY REFERENCE ...................................    19


                             -----------------------

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such offer, solicitation or sale. You should not assume that the information in this prospectus, or in any prospectus supplement, is accurate at any time subsequent to the date of the prospectus or the date of the prospectus supplement, respectively.

                                   OUR COMPANY

         Avenue A provides technology-based Internet advertising services to businesses. We use Internet media planning and buying, proprietary ad management technology, anonymous user profiling and data analysis systems to help advertisers increase the effectiveness and return on investment of their Internet advertising campaigns. Through this approach, we have developed an extensive knowledge base of Internet strategies, targeting methods and media placements that perform effectively. The core services we provide to advertisers include media planning and buying, ad serving, campaign analysis, optimization and data collection and aggregation. Through our Atlas DMT division, we provide the Atlas Digital Marketing Suite, a digital marketing management system, to online and traditional advertising agencies to support the Internet advertising needs of their clients, as well as to large advertisers who have their own media strategy and planning capabilities. We focus on serving the needs of buyers of Internet advertising, providing services that harness the complexity, interactivity and dynamic nature of the Internet with the objective of delivering the most successful advertising campaigns for our clients.

         We began operations in July 1997 and were incorporated in Washington in 1998. To expand our presence in the Internet advertising industry and to allow us to serve a broader client base, in September 1999, we acquired Avenue A/NYC LLC, an Internet media company located in New York City. References in the prospectus to "Avenue A," "we," "our," and "us" refer to Avenue A and Avenue A/NYC LLC unless the context provides otherwise. Our principal executive offices are located at 506 Second Avenue, 9/th/ Floor, Seattle, Washington 98104. Our telephone number is (206) 816-8800.

                                  RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors that may affect our business, future operating results and financial condition, as well as other information included in this prospectus, before you decide whether to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. As a result, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in the forward-looking statements.

                    Risks Related to Our Company and Business

We are subject to risks frequently encountered by companies in the Internet advertising market.

        Our prospects for financial and operational success must be considered in light of the risks frequently encountered by companies in the Internet advertising industry. These risks include the need to:

        .    attract new clients and maintain current client relationships;

        .    achieve effective advertising campaign results for our clients;

        . continue to develop and upgrade our technologies to keep pace with the growth of the Internet advertising market and changes in technology;

        .    continue to expand the number of services we offer;

        .    successfully implement our business model, which is evolving;

        .    maintain our reputation and build trust with our clients; and

        .    identify, attract, retain and motivate qualified personnel.

        If we do not successfully address these risks, our business could suffer.

We have a history of losses and may not achieve profitability.

        We incurred net losses of $58.8 million for the period from our inception on July 1, 1997 through December 31, 2000, and a net loss of $35.5 million for the nine months ended September 30, 2001. As of September 30, 2001, our accumulated deficit was $93.7 million. We expect to continue to make significant operating and capital expenditures and, as a result, we may need to generate significant additional revenue to achieve and maintain profitability. We cannot assure you that we will generate sufficient revenue to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate or declines, or if our operating expenses exceed our expectations or cannot be reduced, we may be unable to achieve or maintain profitability.

Our quarterly operating results are subject to fluctuations that may cause our stock price to decline.

        Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts, investors or Avenue A. If our operating results fail to meet these expectations, the market price of our common stock could decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon to predict the future performance of our stock price.

        Our revenue, expenses and operating results could vary significantly from quarter to quarter for several reasons, including:

        . fluctuating demand for our advertising services and technologies and changes in the mix of advertisements placed and services provided;

        .    addition of new clients or loss of current clients;

        .     seasonal fluctuations in advertising spending;

        . timing variations on the part of advertisers to implement advertising campaigns;

        .    changes in the availability and pricing of advertising space;

        .    timing and amount of our costs; and

        . costs related to any possible future acquisitions of technologies or businesses.

        Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. If our expenses are not accompanied by sufficient revenue in the same quarter, our quarterly operating results could be harmed.

The Internet advertising market may deteriorate, or develop more slowly than expected, which could harm our business.

        If the market for Internet advertising deteriorates, or develops more slowly than we expect, our business could suffer. Our future success is highly dependent on an increase in the use of the Internet, the commitment of a dvertisers to the Internet as an advertising medium, on the willingness of our potential clients to outsource their Internet advertising and marketing needs, and on our ability to sell technology services to advertising agencies. The Internet advertising market is relatively new and rapidly evolving. As a result, demand and market acceptance for Internet advertising services is uncertain. Many of our current or potential clients have little or no experience using the Internet for advertising purposes and have allocated only a limited portion of their advertising budgets to Internet advertising. Also, we must compete with traditional advertising media, including television, radio, cable and print, for a share of our clients' total advertising budgets. Our current and potential clients may find Internet advertising to be less effective than traditional advertising media for promoting their products and services, and therefore the market for Internet advertising services may deteriorate or develop more slowly than expected. In addition, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. The widespread adoption of such software could significantly undermine the commercial viability of Internet advertising.

Our business may be seriously harmed by third-party litigation against us relating to the collection and use of Internet user information.

        We are a defendant in pending class action lawsuits alleging, among other things, that our collection and use of Internet user information violates federal and state laws. We may be subject to additional suits in the future regarding our collection and use of Internet user information. Class action litigation is often expensive and time-consuming, and the outcome of such litigation is often uncertain. Such lawsuits, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from our business operations. In addition, such lawsuits may require us to pay substantial damages, be prevented from conducting targeted advertising and aggregating data from our clients' advertising campaigns, and otherwise seriously harm our business. Furthermore, several Internet-related companies, including some in the Internet advertising industry, have had claims brought against them before the Federal Trade Commission regarding the collection and use of Internet user information, and we may be subject to similar claims. Such claims and any other claim by a government entity or other third party against us regarding our collection and use of Internet user information could seriously harm our business.

Privacy concerns could lead to legislative and other limitations on our ability to collect personal data from Internet users, including limitations on our use of cookie or action tag technology and user profiling

        Privacy concerns could lead to legislative and other limitations on our ability to conduct targeted advertising campaigns and compile data that we use to formulate campaign strategies for our clients. Our systems use "cookies" and "action tags" to track Internet users and their online behavior to build anonymous user profiles. A cookie is a small file of information stored on a user's computer that allows us to recognize that user's browser when we serve advertisements. An action tag functions similarly to a banner ad, except that the action tag is not visible. Our action tags may be placed on specific pages of our clients' or prospective clients' websites and some Lifecycle E-mails. This enables our measurement of an advertising campaign's effectiveness to drive consumers to specific actions. We are substantially dependent on cookie and action tag technology to target our clients' advertising campaigns and measure their effectiveness. Any reduction in our ability to use cookies or action tags or other means to build anonymous user profiles could harm our business. Governmental bodies concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies, action tags or user profiling. Bills aimed at regulating the collection and use of personal data from Internet users are currently pending in Congress and many state legislatures. Also, the Federal Trade Commission and the Department of Commerce have conducted hearings regarding user profiling, the collection of non-personally identifiable information and online privacy. In addition, privacy concerns have led to legal and technical limitations on the use of cookies, action tags and user profiling in some jurisdictions. For example, the European Union has adopted a directive addressing data privacy that may result in limitations on the collection and use of information regarding European Internet users. Germany has imposed its own laws limiting the use of user profiling, and other countries may impose similar limitations. Also, the European Parliament has proposed legislation that would limit the use of cookies without the prior and explicit consent of users. In addition, users may limit or eliminate the placement of cookies on their computers by using third-party software that blocks cookies, or by disabling the cookie functions of their Internet browser software. Also, Internet browser software upgrades may result in limitations on the use of cookies or action tags. Furthermore, third parties have brought class action lawsuits against us relating to our use of cookies, and we may be subject to similar lawsuits in the future. If our ability to use cookies or action tags or to build user profiles were substantially restricted by technology, government regulation or any other means, or as a result of litigation, we would likely have to use other technology or methods that allow the gathering of user profile data in other ways in order to provide our services to our clients. This change in technology or methods could require significant reengineering time and resources, and might not be done in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available on commercially reasonable terms, if at all.

Our business may be seriously harmed by litigation alleging violations of federal securities laws

        We, some of our officers and directors, a former officer, and some of the underwriters of our initial public offering of common stock in February 2000 are defendants in pending class action lawsuits that allege violations of federal securities laws in connection with our initial public offering. The claims in the lawsuits include, among other things, allegations of misrepresentations or failures to disclose alleged facts relating to the defendant underwriters' compensation and commissions in connection with our initial public offering and alleged agreements between the underwriters and their customers relating to future purchases of our stock. Class action litigation is often expensive and time-consuming, and the outcome of such litigation is often uncertain. Such lawsuits, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from our business operations. In addition, such lawsuits may result in the payment by us of substantial damages and the rescission of the sale of shares in the initial public offering, and may otherwise seriously harm our business.

Our client contracts have short terms, and the loss of a significant number of these contracts in a short period of time could harm our business.

        We derive substantially all of our revenue from the sale of advertising services under short-term advertising campaign services contracts, all of which are cancelable upon 90 days' or less notice. In addition, these contracts generally do not contain penalty provisions for cancellation before the end of the contract term. The non-renewal, cancellation or deferral of a significant number of these contracts in any one period could cause an immediate and significant decline in our revenue and harm our business.

Some of our competitors have obtained patents and have sued other parties to enforce their rights under these patents, and we may also be subject to patent infringement claims, including claims that our ad serving technologies, processes or methods infringe these or other patents.

        Other parties may claim that our technologies, processes or methods infringe their patents. Any such claim may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and prevent us from providing some of our services, including our core ad serving services, which would substantially harm our business. U.S. patents were issued to DoubleClick Inc. in September 1999 and to 24/7 Media in February 2000. These patents may cover some of the technologies, processes or methods that we use in our ad serving systems. We cannot assure you that we would be able to distinguish our technologies, processes or methods from those covered under the DoubleClick patent or 24/7 Media patent or that either of these patents would be invalidated if challenged. The patent field covering Internet-related technologies is rapidly evolving and surrounded by a great deal of uncertainty, and other patents or patent applications relating to the delivery of Internet advertising may exist of which we are unaware. Several companies in the Internet advertising field have brought patent infringement suits against competitors in connection with patents relating to ad serving technologies.

        Any patent infringement claims brought against us may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be prevented from providing some of our services, including our core ad serving services, unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all.

In addition to patent infringement claims, third parties may assert other intellectual property claims, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services.

        In addition to patent infringement claims, third parties may claim that we are infringing or violating their other intellectual property rights, including their copyrights, trademarks and trade secrets, which may cause us to incur significant expenses and, if successfully asserted against us, pay substantial damages and be prevented from providing our services, which would substantially harm our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Furthermore, as a result of an intellectual property infringement suit, we may be prevented from providing some of our services or using some of the service marks for which we have sought service mark protection, unless we enter into royalty, license or coexistence agreements. We may not be able to obtain royalty, license or coexistence agreements on terms acceptable to us, if at all.

Our use of the name "Avenue A" may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name.

        Our use of the name "Avenue A" may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name. We are aware of third parties that use marks or names, including Internet domain names, that contain the words "Avenue A" or similar words, one of which is a Canadian advertising agency. There may be other third parties using names similar to ours of whom we are unaware. We may be subject to challenges or trademark infringement claims by third parties as a result of our use of the name "Avenue A." As a result of such infringement claims or challenges, we may incur significant expenses, pay substantial damages and be prevented from using the name "Avenue A" unless we enter into royalty, license or coexistence agreements. We may not be able to obtain royalty, license or coexistence agreements on terms acceptable to us, if at all. Use of the name "Avenue A" or similar names by third parties may also cause confusion to our clients and confusion in the market, which could decrease the value of our brand and harm our reputation.

Failure of our services to perform properly or improper use of our services by our clients could give rise to legal claims against us or damage our reputation.

        If our technology-based services fail to perform properly for our clients, we may be exposed to liability to our clients or to their customers for whom our clients used our services. In addition, our clients may use our technology-based services in a manner that fails to comply with applicable laws, including but not limited to laws and regulations surrounding the Internet. For example, because our services may be used by clients to transmit information over the Internet, our services might be used by clients to transmit information that violates laws or regulations, harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any claims made against us arising in connection with our clients' use of our services, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from business operations. In addition, such claims may require us to pay substantial damages, modify or discontinue some of our services and otherwise seriously harm our business and damage our reputation.

The loss of key personnel or any inability to attract and retain additional personnel could impair our ability to maintain or expand our business.

        The loss of the services of members of our management team or other key personnel could harm our business. Our future success depends to a significant extent on the continued service of our key management, client service, analytics, sales and technical personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Although we generally enter into noncompetition agreements with our employees, our business could be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

        Our future success also depends on our ability to attract, retain and motivate highly skilled personnel. Competition for qualified personnel in the Internet and technology industries is intense. If we fail to hire and retain a sufficient number of client service, analytics, sales and technical personnel, we will not be able to maintain or expand our business.

Some of our clients have limited operating histories, are unprofitable and may not be able to pay for our services.

        If any of our current or future clients is unable to pay for our services, our business could suffer. Some of our clients have limited operating histories and have not achieved profitability. In the past we have lost clients, or have had difficulty collecting payments from clients, who could not pay for our services because they were unable to secure ongoing funding. The ability of many of our clients to meet their payment obligations is affected by the risks and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market.

We may not be able to compete successfully in the market for Internet advertising.

        The market for Internet advertising is relatively new, yet intensely competitive. We compete most directly with Internet media buyers that integrate ad serving technology and Internet media buying. We also compete with interactive advertising agencies, enabling online advertising technology providers, advertising networks, targeted email service providers and traditional advertising agencies that perform Internet advertising and marketing as part of their services to clients.

        Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we have. Also, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. In addition, several of our competitors have combined or may combine in the future with larger companies with greater resources than ours. These competitors may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and clients than we do. They could also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. They may also develop services that are equal or superior to our services or that achieve greater market acceptance than our services. In addition, our competitors may develop databases that are larger than or otherwise superior to our databases. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully, and competitive pressures may harm our business.

Consolidation in the Internet industry may impair our ability to retain our clients.

        Some of our clients may be affected by consolidation in the Internet industry. Our business would suffer if we were to lose a substantial number of clients or any of our significant clients as a result of consolidation. These clients may be required to use the advertising services of the companies that acquire them or of other advertising service providers, or may use the advertising services of companies that they acquire.

Consolidation of Internet advertising networks and large Internet portals may impair our ability to serve advertisements, to acquire advertising space at favorable rates and to collect campaign data.

        The consolidation of Internet advertising networks and large Internet portals could harm our business. This type of consolidation could eventually lead to a concentration of desirable advertising space on a very small number of networks and large Web sites. This type of concentration could substantially impair our ability to serve advertisements if these networks or large Web sites decide not to permit us to serve advertisements on their Web sites or if they develop ad placement systems that are not compatible with our ad serving systems. These networks or Web sites could also use their greater bargaining power to increase their rates for advertising space or prohibit or limit our aggregation of advertising campaign data. In addition, concentration of desirable advertising space in a small number of networks and Web sites could diminish the value of our advertising campaign databases, as the value of these databases depends on the continuous aggregation of data from advertising campaigns on a variety of different Web sites and advertising networks.

Sustained or repeated system failures could significantly impair our operations and lead to client dissatisfaction.

        Sustained or repeated system failures could significantly impair our operations and reduce the attractiveness of our services to our current and potential clients. The continuous and uninterrupted performance of our systems is critical to our success. Our operations depend on our ability to protect these systems against damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, and similar unexpected adverse events. Clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them. In particular, the failure of our ad serving systems, including failures that delay or prevent the delivery of targeted advertisements to Web sites and advertising networks, could reduce client satisfaction and damage our reputation.

        Our services are substantially dependent on systems provided by third parties, over whom we have little control. Interruptions in our services could result from the failure of telecommunications providers and other third parties to provide the necessary data communications capacity in the time frame required. Our ad serving systems and computer hardware are primarily located in the Seattle, Washington metropolitan area at facilities operated by Exodus Communications, Inc. and InterNAP Network Services Corporation. We depend on these third-party providers of Internet communication services to provide continuous and uninterrupted service. We also depend upon Internet service providers that provide access to our services. In the past, we have occasionally experienced significant difficulties delivering advertisements to Web sites and advertising networks due to system failures unrelated to our own systems. For example, power outages at one of our co-location facilities, including one outage that lasted for approximately five hours, have prevented us from serving advertisements, tracking user responses and providing performance reports to our clients. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could impair our ability to deliver advertisements and harm our business.

Our operations may be adversely affected by earthquakes, power outages or increased energy costs in the Pacific Northwest.

        Our corporate headquarters and a significant portion of our operations are located in the Pacific Northwest. The Pacific Northwest has from time to time experienced earthquakes and experienced an earthquake in February 2001 that caused significant damage in the region. We do not know the ultimate impact on our operations of being located near major earthquake faults, but an earthquake could harm our operating results. In addition, the Pacific Northwest may experience power shortages or outages and has experienced increased energy costs. Power shortages or outages could cause disruptions to our operations, which in turn may result in a material decrease in our revenues and earnings and harm our business. Power shortages or increased energy costs in the Northwest could adversely affect the region's economy and decrease regional demand for our services, which could reduce our revenues. Our insurance coverage may not be adequate to cover the losses and interruptions caused by earthquakes or power outages.

Our operations may be adversely affected by the economic impact of terrorist attacks and potential terrorist activities

        The success of our business depends on the overall demand for our services and the growth of the Internet advertising industry. Advertising in general is sensitive to general economic conditions and consumer confidence. The terrorist attacks against the United States on September 11, 2001 and other recent terrorist activities have created significant economic and political uncertainties in an already weakened national economy. These increased uncertainties may have an adverse effect on the advertising industry, result in the reduction of our clients' advertising budgets, weaken demand for our services and result in a decrease in our revenues. In addition, we may experience delays in receiving payments from clients affected by the terrorist attacks or potential terrorist activities.

Acquisitions or investments may be unsuccessful and may divert our management's attention and consume significant resources.

        We may in the future acquire or make investments in other businesses, or acquire products and technologies, to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, make potentially dilutive issuances of equity securities and incur debt. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

        . difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

        . ineffectiveness or incompatibility of acquired technologies or services;

        .  diversion of management's attention from other business concerns;

        .  unavailability of favorable financing for future acquisitions;

        .  potential loss of key employees of acquired businesses;

        . inability to maintain the key business relationships and the reputations of acquired businesses;

        .  responsibility for liabilities of acquired businesses;

        . inability to maintain our standards, controls, procedures and policies; and

        .  increased fixed costs.

Clients may attempt to prohibit us from providing services to their competitors, limiting our business opportunities.

        To use our services more effectively, clients often provide us with confidential business and marketing information. Many companies are wary of third parties having access to this information, because access by third parties increases the risk that confidential business and marketing information may become known, even if unintentionally, to these companies' competitors. These confidentiality concerns may prompt our clients to attempt to contractually prohibit us from managing the Internet advertising campaigns of their competitors. Limitation of our client base in a particular industry in this manner could limit the growth of our business.

Our business does not generate the cash needed to finance our operations, and we may need additional financing in the future, which we may be unable to obtain.

        Our business does not currently generate the cash needed to finance our operations. We may need additional funds to finance our operations, as well as to enhance our services, respond to competitive pressures or acquire complementary businesses or technologies. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

                          Risks Related to Our Industry

Legislation or regulations may be adopted that could impair our ability to provide our services to clients.

     Legislation or regulations may be adopted that could impair our ability to provide our services to clients. The legal and regulatory environment governing the Internet is uncertain and may change. Laws and regulations may be adopted covering issues such as privacy, pricing, acceptable content, taxation, consumer protection and quality of products and services on the Internet. These laws and regulations could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities or the activities of advertising networks or Web sites. Any of these developments could harm our business.

     Our service offering includes email advertising and marketing services. The market for email advertising and marketing in general is vulnerable to the negative public perception associated with unsolicited email. Various states have enacted legislation and several bills have been introduced in Congress that limit or prohibit the use of unsolicited email. Government action, public perception or press reports related to solicited or unsolicited email could reduce the overall demand for email advertising and marketing in general and our email services in particular.

We may not be able to adapt to rapidly changing Internet technology trends and evolving industry standards.

     The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing client demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our services obsolete. Our future success will depend on our ability to adapt to rapidly changing technologies, enhance our existing Internet advertising services and develop and introduce a variety of new services to address our clients' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our services. In addition, any new services or enhancements must meet the requirements of our current clients and must achieve market acceptance. Material delays in introducing new services and enhancements may cause clients to discontinue use of our services and use the services of our competitors.

                        Risks Related to Our Common Stock

We cannot assure you that our common stock will continue to be listed on the Nasdaq National Market, and delisting could further depress our stock price and make it more difficult for us to raise capital.

     Our common stock is currently listed on the Nasdaq National Market. To maintain such listing, we must continue to satisfy ongoing listing requirements, including consistently maintaining a minimum bid price for the common stock of $1.00 per share or more. Our common stock has traded below the $1.00 minimum bid requirement at certain times. If our common stock were to trade below the $1.00 minimum bid requirement for a period of 30 consecutive business days or more, or if we were to otherwise fail to meet Nasdaq's ongoing listing criteria, Nasdaq could initiate delisting procedures at any time. If we were to lose our Nasdaq National Market status, we would likely seek listing of our common stock in the over-the-counter market, which is viewed by many investors as a less liquid marketplace.

Among other things, our common stock may then constitute "penny stock," which would place increased regulatory burden upon brokers, making them less likely to make a market in our stock. Loss of our Nasdaq National Market status could also make it more difficult for us to raise capital or complete acquisitions and would also complicate compliance with state blue sky laws.

Our stock price has been and may continue to be volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 53-week period ended November 16, 2001, the closing price of our common stock ranged from $0.68 to $3.69 per share. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

     .    quarterly variations in our operating results;

     . announcements by us or our competitors of new products or services, significant contracts, acquisitions or business relationships with other companies;

     . publicity about our company, our services, our competitors, or Internet advertising in general;

     .    additions or departures of key personnel;

     .    any future sales of our common stock or other securities; and

     . stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are Internet-related.

     In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We are currently the target of several securities class action lawsuits and may be the target of additional lawsuits in the future. This litigation and any future securities litigation against us could result in substantial costs and divert our management's attention from business concerns, which could harm our business.

Because insiders own a large percentage of our voting stock, your voting power may be limited.

     Based on the number of shares outstanding as of October 31, 2001, our executive officers and directors, and their affiliates, beneficially own or control, directly or indirectly, 24,912,932 shares of common stock, which in the aggregate represent approximately 40.5% of the outstanding shares of our common stock. As a result, if these persons act together, they may have the ability to exert substantial control over matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or affect the market price of our stock.

Sales of shares by the selling shareholders could affect our stock price.

     If the selling shareholders sell substantial amounts of our common stock in the public market under this prospectus, the market price of our common stock could fall, potentially resulting in substantial losses to investors. These sales also might make it more difficult for us to sell equity-related securities in the future at a time and price that we deem appropriate.

We have adopted antitakeover provisions that could make the sale of Avenue A more difficult.

     Our articles of incorporation and bylaws contain some provisions, such as undesignated preferred stock, which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our articles of incorporation and bylaws provide for a staggered board, removal of directors only for cause, two-thirds shareholder approval of some types of business transactions, advance notice of shareholder proposals and nominations and restrictions on the persons that may call special shareholder meetings. These provisions may delay or prevent a change of control of Avenue A even if such a change of control would benefit our shareholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events and our future financial performance and, in some cases, to our clients' or other third parties' future plans, objectives, expectations, and intentions, as well as to the assumptions that underline these statements. In some instances, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "propose" or "continue," the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including those outlined in the "Our Company" and "Risk Factors" sections above. These factors may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by any of these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, levels of activity, performance or achievement, or changes in our expectations, except as required by law. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from any sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of October 31, 2001:

     .    The name of each selling shareholder;

     . the number of shares of common stock and the percentage of the total shares of common stock outstanding, if 1% or more, that each selling shareholder beneficially owned;

     . the number of shares of common stock beneficially owned by each selling shareholder which may be offered under this registration statement, some or all of which shares may be sold pursuant to this prospectus; and

     . the number of shares of common stock and the percentage of the total shares of common stock outstanding, if 1% or more, to be beneficially owned by each selling shareholder following this offering, assuming the sale pursuant to this offering of all shares that are beneficially owned by such selling shareholder and registered under this registration statement.

     The persons listed as selling shareholders may not have a present intention of selling shares or may offer or sell fewer than the number of shares indicated. The information included in the table assumes that (i) any repurchase rights of Avenue A relating to the shares will lapse over time and (ii) each shareholder below will elect to sell all of his shares set forth under "Number of Shares Which May Be Offered." These assumptions have been made under the rules and regulations of the SEC and do not reflect any knowledge that we have with respect to the present intent of the persons listed as selling shareholders.

                                     Shares Beneficially                                      Shares Beneficially
                                 Owned Prior to Offering (1)                              Owned After Offering (1)(2)
                                 ---------------------------       Number of Shares       ---------------------------
         Name                      Number        Percent (3)     Which May Be Offered      Number         Percent (3)
--------------------           ------------      -----------     --------------------   --------------  ---------------
Michael T. Galgon               1,420,755 (4)       2.4%                750,000             670,755 (4)        1.1%
Clark M. Kokich                   125,758 (5)       *                    92,545              33,213 (5)        *
Brian P. McAndrews              2,221,009 (6)       3.7                 533,683           1,687,326 (6)        2.8
Jeffrey J. Miller                 189,611 (7)       *                   180,000               9,611 (7)        *
Neve R. Savage                    297,000 (8)       *                   120,000             177,000 (8)        *
Thomas M. Sperry                  181,729 (9)       *                    45,000             136,729 (9)        *
James A. Warner                   618,000 (10)      1.1                  87,500             530,500 (10)       *

______________________
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 31, 2001, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite that person's name.
(2) Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.
(3) Applicable percentage of ownership is based on 58,329,943 shares of our common stock outstanding on October 31, 2001.

(4) Includes 140,962 shares held by the Gretl D. Galgon Family Trust of 1999, 140,962 shares held by the Michael T. Galgon Trust of 1999, and 386,537 shares subject to options exercisable within 60 days of October 31, 2001, of which 95,000 shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with vesting schedules which end February 22, 2004. Mr. Galgon disclaims beneficial ownership of the shares held by the Gretl D. Galgon Family Trust of 1999 and of the shares held by the Michael T. Galgon Family Trust of 1999. Mr. Galgon is our Chief Strategy Officer and our interim Chief Technology Officer, and previously served at various times as our Senior Vice President - Marketing and Business Development, President, and General Manager.
(5) Includes 31,667 shares subject to options exercisable within 60 days of October 31, 2001, of which 15,000 shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends February 22, 2004. For the column entitled "Shares Beneficially Owned Prior to Offering," includes also 3,170 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends February 22, 2004. Mr. Kokich is our President - Avenue A, the Seattle-based agency, and previously served at various times as our Senior Vice President - Diversified Services and Vice President and General Manager - Growth Markets Division.
(6) Includes 18,750 shares held by the Lauren E. McAndrews Trust of 1999, 18,750 shares held by the Kyle S. McAndrews Trust of 1999, and 1,644,717 shares subject to options exercisable within 60 days of October 31, 2001, of which 877,200 shares are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with vesting schedules which end February 22, 2004. Mr. McAndrews disclaims beneficial ownership of the shares held by the Lauren E. McAndrews Trust of 1999 and the shares held by the Kyle S. McAndrews Trust of 1999. Mr. McAndrews is our President and Chief Executive Officer, and is one of our directors.
(7) Includes 9,611 shares subject to options exercisable within 60 days of October 31, 2001, of which 4,500 shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends February 22, 2004. For the column entitled "Shares Beneficially Owned Prior to Offering," includes also 16,774 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends July 1, 2003. Mr. Miller is our Senior Vice President - Legal and Privacy Affairs and Corporate Secretary, and previously served as our Vice President - Corporate Development and Legal Affairs.
(8) Includes 6,000 shares held by Mr. Savage's daughter and 6,000 shares held by the Truan Savage Trust of 1999. Mr. Savage disclaims beneficial ownership of the shares held by his daughter and the shares held by the Truan Savage Trust of 1999. Mr. Savage previously served at various times as our President - Avenue A International Division and Vice President - Client Results.
(9) Includes 220 shares held by Mr. Sperry's minor children and 129,333 shares subject to an option exercisable within 60 days of October 31, 2001, of which 52,000 shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends February 22, 2004. For the column entitled "Shares Beneficially Owned Prior to Offering," includes also 1,499 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends October 12, 2003. Mr. Sperry is our President - Atlas DMT Division, and previously served as our Vice President and General Manager - Client Services.
(10) Includes 527,500 shares subject to an option exercisable within 60 days of October 31, 2001, of which 270,000 shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule which ends January 18, 2004. Mr. Warner is President of our subsidiary Avenue A/NYC LLC.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell their shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may dispose of shares by one or more of the following means of distribution:

     . block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     . over-the-counter distributions in accordance with the rules of the Nasdaq National Market; o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    gifts, donations or privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders also may loan or pledge the shares to a broker-dealer, and, upon default, the broker-dealer may sell the pledged shares under this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders or the purchasers of the shares for whom such brokers, dealers or agents act as agent or to whom such brokers or dealers sell as principal, or both. The selling shareholders and any brokers, dealers or agents participating in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (Securities Act), in connection with sales of the shares, and any commissions, discounts or concessions received by them, and any profits on the resale of the shares sold by them, may be deemed to be underwriting discounts and commissions under the Securities Act. We will pay all reasonable expenses incident to the registration of the common stock being offered by this prospectus, other than any legal fees of the selling shareholders and any selling expenses of the selling shareholders, including any commissions and discounts of underwriters, dealers or agents.

     The selling shareholders may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against some liabilities, including liabilities arising under the Securities Act.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     If required at the time a particular offer of shares is made, a prospectus supplement will be distributed, including, but not limited to, upon our being notified by a selling shareholder that a material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a cross or block trade, special offering, exchange distribution, secondary distribution, or a purchase by an underwriter or broker-dealer. In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed. If a prospectus supplement is required, it will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, the proposed sales price to the public, and other facts material to the transaction.

     The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Securities Exchange Act of 1934, as amended (Securities Exchange Act), and its associated rules and regulations, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders and other persons. In addition, some shares held by some selling shareholders are subject to rights of repurchase of Avenue A which lapse over time, as described in the section entitled "Selling Shareholders," and such shares may not be sold until the repurchase rights with respect to such shares lapse or Avenue A elects not to exercise the repurchase rights. We cannot assure you that the selling shareholders will sell any or all of the shares of common stock covered by this prospectus.

     Also, the selling shareholders may resell shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act pursuant to Rule 144 rather than under the prospectus.

          DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (WBCA) authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under various circumstances for liabilities arising under the Securities Act. Our articles of incorporation provide that we will indemnify any individual made a party to a proceeding because that individual is or was one of our directors and will advance or reimburse the reasonable expenses incurred by that individual in advance of final disposition of the proceeding, without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, or any other limitation which may be enacted in the future to the extent the limitation may be disregarded if authorized by our articles of incorporation, to the full extent and under all circumstances permitted by law. In addition, Section 10 of our bylaws provides that we will indemnify any individual made a party to a proceeding because that individual is or was one of our directors or officers or, in some circumstances, one of our employees, and will reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding to the fullest extent permitted by Washington law.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in some specific circumstances involving intentional misconduct, knowing violations of law or unlawful distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of our articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, limitations on our directors' liability to us and our shareholders.

     Any repeal of or modification to our articles of incorporation and bylaws after the date of this prospectus may not adversely affect any right of indemnification under those documents of a director or officer who is or was one of our directors or officers at the time of the repeal or modification.

     We maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     We are being represented by Perkins Coie LLP, Seattle, Washington, who will pass upon the validity of the shares being offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements and schedules of Avenue A, Inc. and its subsidiaries included in our annual report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-8/S-3, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered by this prospectus. The prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of those documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning those documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act. In accordance with the Securities Exchange Act we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any documents filed in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed:

     . our annual report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 28, 2001;

     . our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively, as filed with the SEC on May 10, 2001, August 14, 2001 and November 13, 2001, respectively;

     . our definitive proxy statement on Schedule 14A, as filed with the SEC on April 20, 2001 in connection with our 2001 annual meeting of shareholders;

     .    our current report on Form 8-K, as filed with the SEC on July 5, 2001;
          and

     . the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on February 7, 2000 under
          Section 12(g) of the Securities Exchange Act, including any amendments and reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by written or oral request to the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated the exhibits by reference in this prospectus.

                                Jeffrey J. Miller
                Senior Vice President - Legal and Privacy Affairs
                                 Avenue A, Inc.
                         506 Second Avenue, 9/th/ Floor
                            Seattle, Washington 98104
                                 (206) 816-8800

     Any information contained in this prospectus shall be deemed to be modified, replaced, superseded or supplemented to the extent that any document filed in the future with the SEC and incorporated by reference in this prospectus modifies, replaces, supersedes or supplements that information. In addition, any information contained in a document incorporated by reference in this prospectus shall be deemed to be modified, replaced, superseded or supplemented for purposes of this prospectus to the extent that information contained in this prospectus or in any subsequently filed document that is also incorporated by reference in this prospectus modifies, replaces, supersedes or supplements that information. Any information so modified, replaced, superseded or supplemented shall not be deemed, except as so modified, replaced, superseded or supplemented, to constitute a part of this prospectus.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the SEC are hereby incorporated by reference in this Registration Statement:

        (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 28, 2001 pursuant to the Securities Exchange Act;

        (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively, as filed with the SEC on May 10, 2001, August 14, 2001 and November 13, 2001, respectively, pursuant to the Securities Exchange Act;

        (c) The registrant's definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 20, 2001 in connection with the registrant's 2001 Annual Meeting of Shareholders pursuant to the Securities Exchange Act;

        (d) The registrant's Current Report on Form 8-K, as filed with the SEC on July 5, 2001 pursuant to the Securities Exchange Act; and

        (e) The description of the registrant's Common Stock contained in the Registration Statement on Form 8-A, as filed with the SEC on February 7, 2000 under Section 12(g) of the Securities Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

        Any information contained in this Registration Statement shall be deemed to be modified, replaced, superseded or supplemented to the extent that any document filed in the future with the SEC and incorporated by reference in this Registration Statement modifies, replaces, supersedes or supplements that information. In addition, any information contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified, replaced, superseded or supplemented for purposes of this Registration Statement to the extent that information contained in this Registration Statement or in any subsequently filed document that is also incorporated by reference in this Registration Statement modifies, replaces, supersedes or supplements that information. Any information so modified, replaced, superseded or supplemented shall not be deemed, except as so modified, replaced, superseded or supplemented, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The registrant's Amended and Restated Articles of Incorporation (the "Articles") provide that the registrant will indemnify any individual made a party to a proceeding because that individual is or was a director of the registrant and will advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the applicable proceeding, without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles to the full extent and under all circumstances permitted by applicable law. In addition, Section 10 of the registrant's Amended and Restated Bylaws (the "Bylaws") provide that the registrant will indemnify any individual made a party to a proceeding because that individual is or was a director or officer or, in some circumstances, an employee of the registrant, and will reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the fullest extent permitted by Washington law.

        Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or unlawful distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Articles contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

        Any repeal of or modification to the Articles and Bylaws may not adversely affect any right of indemnification under the Articles or Bylaws of a director or officer who is or was a director or officer of the registrant at the time of such repeal or modification.

        The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        The issuances of the shares of common stock being offered in the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as such shares were issued pursuant to various private transactions. The recipient of the shares in each of the transactions represented that he or she acquired the shares for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates (and other instruments issued, as applicable) in each of the transactions. All recipients of the shares had adequate access, through their relationships with the Company, to information about the Company.

Item 8.  EXHIBITS

         Exhibit No.                        Description
         -----------  ----------------------------------------------------------

             4.1 Avenue A, Inc. Restated 1998 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.26 to the registrant's Registration Statement on Form S-1, file number 333-92301)

             5.1 Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

            23.1      Consent of Arthur Andersen LLP, Independent Public
                      Accountants

            23.2      Consent of Perkins Coie LLP (included in opinion filed as
                      Exhibit 5.1)

            24.1      Power of Attorney (see signature page)

Item 9.  UNDERTAKINGS

         A.     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 21st day of November, 2001.

                                        AVENUE A, INC.

                                        By: /s/ BRIAN P. McANDREWS
                                           -------------------------------------
                                           Name:  Brian P. McAndrews
                                           Title: President and Chief Executive
                                                  Officer

                                POWER OF ATTORNEY

          Each person whose individual signature appears below hereby authorizes and appoints Brian P. McAndrews and Michael Vernon, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of November, 2001.


          Signature                                    Title
          ---------                                    -----
     /s/ BRIAN P. McANDREWS        President, Chief Executive Officer and Director
-------------------------------    (Principal Executive Officer)
      Brian P. McAndrews


     /s/ MICHAEL VERNON            Chief Financial Officer (Principal Financial and
-------------------------------    Accounting Officer)
        Michael Vernon


     /s/ NICOLAS J. HANAUER        Chairman of the Board
-------------------------------
      Nicolas J. Hanauer

                                   Director
-------------------------------
         Jason Green

              Signature                                Title
              ---------                                -----


     /s/ FREDRIC W. HARMAN            Director
--------------------------------
           Fredric W. Harman

     /s/ GREGORY B. MAFFEI            Director
--------------------------------
           Gregory B. Maffei

     /s/ PETER M. NEUPERT             Director
--------------------------------
            Peter M. Neupert

                                INDEX TO EXHIBITS

  Exhibit
  Number                                Description
-----------  -------------------------------------------------------------------

    4.1 Avenue A, Inc. Restated 1998 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.26 to the registrant's Registration Statement on Form S-1, file number 333-92301)

    5.1 Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

   23.1      Consent of Arthur Andersen LLP, Independent Public Accountants

   23.2      Consent of Perkins Coie LLP (included in opinion filed as
             Exhibit 5.1)

   24.1      Power of Attorney (see signature page)